PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
888 Seventh Avenue, 42nd Floor
New York, New York 10019
CONFIDENTIAL
April 15, 2009
General Growth Properties, Inc.
GGP Limited Partnership
110 North Wacker Drive
Chicago, Illinois 60606
Attention: Chief Financial Officer
Re: Commitment Letter for $375,000,000.00 Senior Secured Debtor-in-Possession Term Loan
Ladies and Gentlemen:
General Growth Properties, Inc. and GGP Limited Partnership (collectively, “you” or the “Company”), have advised Pershing Square Capital Management L.P. (the “Agent”), on behalf of its managed funds (collectively, the “Lenders”, “we” or “us”) that you and certain of your subsidiaries are considering filing a voluntary petition (the “Filing”) under Chapter 11 of Title 11, United States Code (the “Bankruptcy Code”).
1. Commitments.
In connection therewith, each of the Lenders is pleased to advise the Company of its commitment to provide the Company its respective Commitment Amount (as defined below) in respect of the $375,000,000 senior secured debtor-in-possession term loan credit facility (the “Credit Facility”) (the entry into of such Credit Facility, together with the Filing, being referred to as the “Transaction”), all on the terms set forth in this letter agreement and subject to the conditions set forth in paragraph 3 below (together with the Exhibits attached thereto, this “Commitment Letter”). The commitments of the Lenders hereunder are several and not joint. For the purposes hereof, “Commitment Amount” shall mean, with respect to each Lender, the amount of the commitment of such Lender in respect of the Credit Facility as set forth opposite such Lender’s name on the signature page hereto. Capitalized words and terms used but not defined herein have the meanings assigned thereto in the Senior Secured Debtor-in-Possession Credit, Security and Guaranty Agreement in the form attached hereto as Exhibit “A” (together with the exhibits thereto, the “Credit Agreement”), which we have negotiated with the Company.
2. Terms of the Credit Facility.
The Credit Facility will be provided by the Lenders to the Company on the terms set forth in the Credit Agreement and the Financing Order. Except as expressly provided in this paragraph 2, no
Commitment Letter

changes to the form of the Credit Agreement attached hereto as Exhibit “A” may be made without the written consent of the Company and the Lenders. The Company has provided the Schedules referenced in the Credit Agreement, and such Schedules have been approved by both the Lenders and Company (and such approved Schedules are attached as Exhibit “B” hereto). The Company shall have the right to amend or supplement such Schedules to make corrections, changes or modifications thereto, and to qualify the representations and warranties set forth in Article 8 of the Credit Agreement by the addition of new schedules or suggested changes, to be provided by the Company to the Agent no later than two Business Days before the Funding Date in an exception report (the “Exception Report”) which, to the extent not constituting a material adverse change with respect to the operations, business, properties or condition (financial or otherwise) of the Obligors, taken as a whole, in comparison to those that existed on the date hereof (in each case other than as a result of (A) general market conditions beyond the reasonable control of the Borrowers and (B) other than the commencement of the Case and the consequences that customarily result therefrom), shall be acceptable and shall be deemed to amend the Credit Agreement and the Schedules approved on or prior to the date hereof; provided that none of the corrections to or changes in such schedules, addition of any schedules or modifications to such representations and warranties may be made if (A) such representation or warranty is qualified by, or such schedule is an exception to, a Material Adverse Effect, (B) made to Schedule 3.1 or Schedule 9.3 of the Credit Agreement, (C) such representation or warranty is set forth in Section 8.19 of the Credit Agreement, (D) the effect is to remove any (1) Property from either Schedule 1.1(D) or Schedule 8.18 of the Credit Agreement, or (2) any Guarantor from Schedule 1.1(B) without the Agent’s consent, not to be unreasonably withheld, or (E) the effect of such correction, change, addition or modification, alone or when considered with other matters in the Exception Report, materially and adversely affects the fair market value (taking into account any application of insurance proceeds) of the First Lien Properties, taken as a whole, other than arising out of or resulting from (1) the commencement of the Cases, (2) general market conditions beyond the control of the Obligors, (3) acts of war or sabotage or terrorism or (4) earthquakes, hurricanes or other natural disasters. The Company will endeavor to inform the Agent in reasonable detail as promptly as practicable of the occurrence of an event that the Company believes it may include in the Exception Report so that the Agent may conduct a reasonable due diligence inquiry in respect thereof.
3. Conditions Precedent.
The commitments of the Lenders hereunder to enter into the Credit Agreement and advance the proceeds of the Credit Facility are subject to the satisfaction of each of the conditions set forth in Section 10.1 of the Credit Agreement; provided that, notwithstanding anything to the contrary contained in the Credit Agreement or the Financing Order, the Schedules previously agreed among us and the Company and the representations and warranties set forth in Article 8 of the Credit Agreement shall be amended in the Exception Report if and to the extent herein provided.
4. Information.
You represent and covenant that to your Knowledge, (a) all written or formally presented information, documentation and other materials delivered to the Lenders in connection with the
Commitment Letter

Credit Facility (other than financial projections and information of a general economic or industry specific nature), as supplemented from time to time and taken as a whole (collectively, the “Information”), provided by you or your representatives to the Agent or the Lenders in connection with the Transaction is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the financial projections that have been made available by you or your representatives to the Lenders have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances; however, if any representation in any of the Loan Documents would be changed as a result of the supplementation of the Information either to any materially adverse extent or as a result of a willful failure on your part to have provided the correct Information as soon as reasonably possible, the Lenders will have no obligation to enter into the Credit Agreement or provide the Credit Facility.
5. Commitment Fee; Expense Deposit.
As a condition to the Lenders’ obligations hereunder, the Company will deposit in an account of the Agent for the benefit of the Lenders (in immediately available funds) no later than 5:00 p.m. (New York, New York time) on April 15, 2009 and the Lenders will be entitled to keep as a commitment fee (the “Commitment Fee”) the amount of $15,000,000, which the Company acknowledges is fully and unconditionally earned by the Lenders by their execution and delivery of this Commitment Letter and is non-refundable (whether or not the Credit Agreement is entered into or the proceeds of the Credit Facility are advanced). Without limiting the foregoing, the commitments of the Lenders herein will expire without further action unless extended by the Agent in its sole discretion if prior to 5:00 p.m. (New York, New York time) on April 15, 2009 (a)(i) the Commitment Fee and all invoiced amounts that are required to be paid pursuant to the Expense Letter (as defined below) have not been paid in immediately available funds by bank wire transfer to an account designated for such purpose by the Agent or (ii) the Expense Deposit (as defined below) has not been made or (b) the Company has not duly executed and returned to the Agent a copy of this Commitment Letter.
Prior to 5:00 p.m. (New York, New York time) on April 15, 2009, the Company will provide an expense deposit in the amount of $500,000 (the “Expense Deposit”). The Expense Deposit will be held in escrow and used to reimburse the Advisors Expenses (as defined in the Expense Letter) incurred by Jones Day after such date in connection with the Transaction.
Commitment Letter

6. Assignments.
This Commitment Letter may not be assigned by any party hereto without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of such parties (and any purported assignment by the Company without such consent will automatically terminate all obligations and commitments of the Lenders under this Commitment Letter), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto. Notwithstanding the foregoing, each Lender may assign its commitment hereunder, in whole or in part, to any of its Affiliates; provided, however, that any such assignment prior to the Closing Date will not relieve any such Lender from the Commitment Amount so assigned until the assignee shall have funded the portion of the commitment so assigned. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto and delivered by all parties hereto.
7. Confidentiality.
Please note that this Commitment Letter and any written communications provided by, or oral discussions with, any of us in connection with this arrangement are exclusively for your information and may not be disclosed to any third party or circulated or referred to publicly by you without our prior written consent, except, after providing written notice to us (except to the extent you are prohibited by law from doing so), pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee or as required by applicable law or compulsory legal process; provided that we hereby consent to your disclosure of (a) this Commitment Letter and such communications and discussions (i) to your officers, directors, employees, agents and advisors who are directly involved in the consideration of the Transaction and who have been informed by you of the confidential nature thereof and agreed to treat the same confidentially and (ii) as required by applicable law or legal process (in which case you agree to inform us promptly thereof), and (b) after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission, other applicable regulatory authorities and stock exchanges and with the Bankruptcy Court.
8. Absence of Fiduciary Relationship; Affiliates; Etc.
We and our Affiliates may have economic interests that conflict with those of the Company and its Affiliates. You agree that each of us or our Affiliates will act in our respective capacities under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any of us and our Affiliates, on the one hand, and the Company, its owners and its Affiliates, on the other hand. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between us and our Affiliates, on the one hand, and the Company, on the other, (b) in connection with such transactions each of us and our Affiliates is acting solely as a principal and not the agent or fiduciary of the Company, its management, stockholders, creditors, affiliates or any other Person, (c) none of us or our Affiliates have assumed an advisory or a fiduciary responsibility in favor of
Commitment Letter

the Company or any of the Affiliates of the Company with respect to the transactions contemplated hereby or any other obligation to the Company or any of the Affiliates of the Company, except the obligations expressly set forth in this Commitment Letter, and (d) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that any of us or our Affiliates has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty, to the Company or any of the Affiliates of the Company in connection with such transactions. In addition, each of us may employ the services of its Affiliates in providing certain services hereunder and, subject to the agreement of such affiliate to be bound by paragraph 7 above, may exchange with such Affiliates information concerning the Company, the Affiliates of the Company and other persons that may be the subject of this arrangement, and such Affiliates shall be entitled to the benefits afforded to us hereunder.
In addition, please note that none of us or our Affiliates provides accounting, tax or legal advice.
9. Miscellaneous.
Our commitments hereunder will terminate upon the earlier of (a) the Funding Date and (b) June 1, 2009 if the Funding Date shall not have occurred on or prior to such date.
The provisions set forth under Sections 4, 5, 7, 8 and this Section 9 will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered. The provisions set forth under Sections 5, 7, 8 and this Section 9 hereof will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or our commitments hereunder.
You agree that any suit or proceeding arising in respect to this Commitment Letter or our commitments hereunder will be tried exclusively in either (i) the United States Bankruptcy Court for the Southern District of New York or (ii) in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York, New York, and you agree to submit to the jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of this Commitment Letter, any of our commitments hereunder or any other matter referred to herein or therein is hereby waived by the parties hereto. This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.
Each Lender hereby notifies Company that, pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), each Lender may be required to obtain, verify and record information that identifies the Company and the Obligors, which information includes the name and address of the Company and the Obligors and other information that will allow each Lender to identify the Company and the Obligors in
Commitment Letter

accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Lenders.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, that certain Confidentiality Agreement dated January 29, 2009 and the expense reimbursement letter between you and us dated April 1, 2009 (the “Expense Letter”) are the only agreements that have been entered into between the parties hereto and their affiliates with respect to the Credit Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements between the parties hereto with respect to the Credit Facility.
Please confirm that the foregoing is in accordance with your understanding by (a) making the Expense Deposit and paying the Commitment Fee and all invoiced amounts that are required to be paid pursuant to the Expense Letter in immediately available funds by bank wire transfer to an account designated for such purpose by the Agent, in each case prior to 5:00 p.m. (New York, New York time) on April 15, 2009 and (b) executing and returning to the Agent a copy of this Commitment Letter prior to 5:00 p.m. (New York, New York time) on April 15, 2009, whereupon this Commitment Letter will become a binding agreement among us. If this Commitment Letter is not so signed and returned to us, as described in the preceding sentence by such time on the date hereof, this offer will terminate and this Commitment Letter will be of no force or effect as of such time.
Commitment Letter

Very truly yours,

PERSHING SQUARE CAPITAL MANAGEMENT, L.P., as agent

By: PS Management GP, LLC, its General Partner

By:	/s/ William A. Ackman

Name: William A. Ackman
Title: Managing Member

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Adam Metz

Name: Adam Metz
Title: Chief Executive Officer

GGP LIMITED PARTNERSHIP

By: General Growth Properties, Inc., its General Partner

By:	/s/ Adam Metz

Name: Adam Metz
Title: Chief Executive Officer

INITIAL LENDERS:

Commitment: $134,058,000	PS GREEN HOLDINGS, LLC

By: Pershing Square Capital Management, L.P., its Non-Member Manager

By: PS Management GP, LLC, its General Partner

	By:	/s/ William A. Ackman

Name: William A. Ackman
Title: Managing Member

Commitment: $240,942,000	PS GREEN INC

	By:	/s/ William A. Ackman

Name: William A. Ackman
Title: Director

EXHIBIT A
[Credit Agreement]

EXHIBIT B
[Credit Agreement Schedules]